EXHIBIT 99.1



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              DIVERSIFIED RESOURCES PROVIDES UPDATE TO SHAREHOLDERS
                        AND BIYA PROPERTY RESERVE REPORT

                      LITTLETON, COLORADO, NOVEMBER 25, 2014

Dear Shareholders,

As our fiscal year closed on October 31, I want to take this opportunity to update you on the status of our company and share with you our plans for 2015.

A year ago this month we merged our private company, Natural Resources Group, into Diversified Resources, Inc. We have worked very hard to establish a foundation for growth measured in terms of people, assets, production and reserves. Since our merger we have raised ~ $3 million in capital, added key personnel, acquired a world-class property in the San Juan Basin of New Mexico, purchased a highly prospective lease in the DJ Basin and have begun producing our first meaningful amounts of oil.

Personnel

On the personnel side of things, we have added Jubal Terry as our Exploration Manager and Abdul Kahn as our soon-to-be-anointed CFO. Abdul comes from a strong background in public accounting, focused on the upstream oil and gas sector as well as the midstream area. He brings hands-on experience in getting filings completed in time and will also help to keep us focused on costs, AFE's and everyday accounting issues. He has hit the ground running working with our auditors, business development team and the integration of our new, wholly-owned subsidiary, BIYA Operating. We expect to be adding more help in the accounting area as we begin to grow our production and manage our cash flows.

Jubal Terry, our Exploration Manager, brings decades of exploration and geological experience to Diversified. His experience and knowledge will continue to pay great dividends to us in the form of knowing where, how, and when to drill, explore and develop our significant assets in 3 Basins: The San Juan, The Raton and The Denver/Julesberg.

Along with the BIYA Operating acquisition, we were very lucky to have added Richard Baldwin as our CEO of BIYA Operating. Richard is in charge of a crew of professionals that manage the day to day operations in the Horseshoe/Gallop 10,000+ acre property in the San Juan Basin. He brings a level of expertise in keeping an oil field running and producing, working alongside Duane Bacon, our seasoned Chief Operating Officer with long-term experience in the field. As we re-work the field and begin a development drilling program on the acreage, I am very optimistic that we have the best of the best working for us.

2015 Plans

As an "early stage" exploration and production company, the key to our success has been to leverage first the assets of our people. Secondly, we have strived to raise the capital necessary to acquire and develop a set of properties that hold both developmental, bankable oil and gas reserves yet at the same time expose us to some degree of upside potential. If we are successful in both endeavors we can look forward to providing an above average return for all our shareholders.

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We have a detailed Plan of Development for 2015 which includes drilling in all 3
Basins in which we hold properties. We are still in the process of delineating which of our properties will be drilled first and in which order we deploy our limited capital, but I am confident that we will have plenty on our plate in the upcoming fiscal year and ensure you we will have much to say as we roll out our drilling/development programs

From a financial perspective, we have been in front of a number of bankers, brokers and lenders and have established a well thought out plan to fund our growth. As always I promise to keep an eye out for unnecessary dilution while at the same time being cognizant of the fact that our future plans will require capital. It's one of my jobs, along with our Board of Directors, to choose the best solutions on how to fund our growth. We will certainly keep all of you in the loop as we go along.

Along the lines of disclosure I want to share with you a Reserve Report we commissioned on the recently acquired BIYA acreage. Keep in mind that this report was prepared on a non-SEC compliant basis. The engineer used $70 oil prices, a 3%/year price escalator and conservative lease operation expenses. The idea behind the report is to get a number out there that we can use in our financing efforts and to do so, we need to comply with full-disclosure rules. What the Reserve Engineer came up with is a PV-10 (present value, discounted at 10% per year) of over $76 million. When added to the values of our other properties, you can see why we are excited to get rolling on our development efforts. As of the writing of this letter we have less than 23 million shares outstanding and very little debt. I encourage you all to read all of our SEC filings for more in depth disclosure and discussion. You can find links to that information on our website: www.diversifiedresourcesinc.com or by going directly to www.sec.gov.

As always, feel free to contact any of us with questions you may have. My fellow board member and our director of capital markets and shareholders relations, Roger May will be happy to get you the information you require.

Finally, I wish to thank you all for your investment in Diversified Resources, and look forward to having you along as we endeavor to build our company.

Sincerely,

Paul Laird, CEO, President